 News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Second Quarter 2010 Results

BASKING RIDGE, N.J., August 6, 2010 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the second quarter ended June 30, 2010.

Consolidated revenues totaled $40.7 million for the second quarter of 2010, representing a 12% revenue decline from the $46.2 million in the second quarter of 2009.  The Company recorded net income of $1.2 million for the second quarter of 2010, or $0.02 per share, compared to a net loss of $0.5 million, or a loss of ($0.01) per share for the second quarter of 2009.  Net income for the second quarter of 2010 includes a $1.6 million reduction in a previously established reserve for interest and penalties pertaining to unclaimed property. In addition, net income for the second quarter 2010 includes non-cash charges of $0.2 million attributable to accelerated depreciation expense resulting from a reduction in the estimated useful life of the Company’s current IT system, along with $0.1 million of restructuring charges.  The net loss for the second quarter 2009 included $0.8 million attributable to accelerated depreciation expense and $0.7 million of restructuring and other charges.

Second quarter 2010 revenues by service line:

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Portamedic revenue declined 13% to $30.1 million in the second quarter of 2010 compared to $34.6 million in the second quarter of 2009, primarily due to a 15% decline in paramedical exams completed during the quarter, partially offset by a 0.4% increase in revenue per exam.

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Heritage Labs revenue totaled $2.8 million for the second quarter of 2010, a decrease of 10% compared to the second quarter of 2009, primarily attributable to reduced demand for lab testing services and specimen collection kits.

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Hooper Holmes Services revenue totaled $5.5 million for the second quarter of 2010, a 15% decline from $6.5 million in the second quarter of 2009, primarily due to reduced demand for the Company’s medical records collection services.

▪	Health & Wellness revenue totaled $2.3 million for the second quarter of 2010, an 18% increase from revenue in the comparable second quarter of 2009.

Net cash provided by operations approximated $2.8 million in the second quarter of 2010.  Capital expenditures totaled $1.1 million in the second quarter.  As of June 30, 2010, cash and cash equivalents totaled $19.5 million, with no borrowings under the Company’s credit facility.

“Three of our divisions were profitable as we worked hard to control costs, even with a slowdown in insurance exams due to the economy,” said Roy H. Bubbs, President and CEO of Hooper Holmes.  “In our remaining Services division, we are taking actions to eliminate unacceptable losses and we expect to achieve sustained profitability in this division by December 2010. I am pleased with the strong growth in our Health and Wellness division compared to the prior year, and with the favorable customer response to our new iParamed platform, which should lead to increased profits consistent with our 5% profitability goal.”

Larry Ferguson, Chairman of the Board of Hooper Holmes, commented “Management and the Board continue to pursue short-term operational improvements and broader strategic initiatives.  Efforts are still underway to drive us toward our goal of 5% profitability and we are cautiously optimistic we will achieve this goal in the fourth quarter.”

Conference Call

The Company will host a conference call, today, August 6, 2010 at 11:00am ET to discuss second quarter 2010 results.

To participate in the conference call, please dial 877-941-4775, or internationally 480-629-9761, conference ID: 4338093 five to 10 minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 2:00 p.m. on August 6, 2010 until midnight on August 13, 2010, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 4338093.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  With presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four divisions.  Portamedic provides a wide range of medical exam services nationwide.  Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today’s tests.  Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; the level of our liquidity in operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 12, 2010.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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